November 14, 2007

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Naturade, Inc. (the “Company”) included in response to Item 4.01of its Form 8-K dated October 25, 2007 regarding the recent change of independent registered public accounting firm. We agree with such statements made insofar as they relate to our firm.

We have no basis to agree or disagree with any other statements made in Item 4.01 of such report.

Very truly yours,

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP